UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2024

LIBERTY TRIPADVISOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36603	46-3337365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Series A common stock	LTRPA	OTCQB Venture Market
Series B common stock	LTRPB	OTCQB Venture Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On July 8, 2024, Tripadvisor, Inc., a Delaware corporation (“Tripadvisor”), Tripadvisor Holdings, LLC, a Massachusetts limited liability company (“Holdings”), and Tripadvisor LLC, a Delaware limited liability company, entered into the First Amendment (the “Amendment”) by and among Tripadvisor, Holdings, Tripadvisor LLC, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, which amends the Credit Agreement, dated as of June 26, 2015, as amended and restated as of June 29, 2023 (such amended and restated credit agreement, the “Restated Credit Agreement”, and as amended by the First Amendment, the “Amended Credit Agreement”). The Amendment provides for a new $500.0 million term loan B credit facility maturing July 8, 2031, with an interest rate based on SOFR plus 2.75% (the “Term Loan B Facility”).  The proceeds from the Term Loan B Facility will be used to redeem all $500.0 million aggregate principal amount of Tripadvisor’s outstanding 7.000% Senior Notes due 2025. Any terms not otherwise defined herein shall have the meaning ascribed to it in the Amended Credit Agreement.

The Amended Credit Agreement includes terms similar to those under the Restated Credit Agreement subject to certain changes and, among other things:

●	Implements the Term Loan B Facility;
●	Makes certain adjustments to the definition of “Consolidated EBITDA”;
●	Increases the Available Amount by the portion of excess cash flow and asset sale, casualty and condemnation mandatory prepayments declined by lenders under the Term Loan B Facility, which may be used to make restricted payments and investments;
●	Adds a separate dollar basket not to exceed the greater of $195 million and 50% of Consolidated EBITDA for capital leases and purchase money debt;
●	Adds a separate “ratio debt” basket for additional indebtedness up to 3.5 times pro forma Total Net Leverage Ratio, subject to certain customary limitations; and
●	Adds customary extension and modification and refinancing facility provisions.

The Amended Credit Agreement includes certain customary restrictions on the ability of Tripadvisor and its subsidiaries to, among other things, incur additional indebtedness, grant additional liens, and make investments, acquisitions, dispositions, distributions, and other payments, with certain exceptions as more specifically described in the Amended Credit Agreement. The Term Loan B Facility has no financial covenant.

The Amended Credit Agreement contains customary events of default and modifies the cross-default provision so that the Term Loan B Facility includes a customary cross-acceleration event of default with the revolving facility under the Amended Credit Agreement.  If an event of default occurs and is continuing, then, among other things, the lenders may declare any outstanding obligations under the Amended Credit Agreement to be immediately due and payable and exercise their rights and remedies against the collateral. The obligations under the Amended Credit Agreement are secured by substantially all assets, whether personal, tangible or intangible, of Tripadvisor and the Subsidiary Loan Parties as granted under the Security Documents.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment (included Amended Credit Agreement) filed as Exhibit 10.1 to Tripadvisor’s Current Report on Form 8-K (File No. 001-35362), filed with the Securities and Exchange Commission (the “SEC”) on July 8, 2024, and is incorporated herein by reference.

Certain of the agents and lenders under the Amended Credit Agreement, or their affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for Tripadvisor, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

Item. 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1

First Amendment, dated July 8, 2024, to the Amendment and Restatement Agreement, dated as of June 29, 2023 by and among Tripadvisor, Inc., Tripadvisor Holdings, LLC, Tripadvisor, LLC, the other Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Tripadvisor’s Current Report on Form 8-K (File No. 001-35362), filed with the SEC on July 8, 2024).

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2024

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Katherine C. Jewell
Name: Katherine C. Jewell
Title: Vice President

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